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                                                                    EXHIBIT 99.1


                     ALLIED RISER COMMUNICATIONS CORPORATION
                   2000 STOCK OPTION AND EQUITY INCENTIVE PLAN

         Allied Riser Communications Corporation, a Delaware corporation (the "Company"), hereby establishes a stock incentive plan to be known as the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "Plan"). The Plan shall become effective on June 15, 2000, as adopted by the Board of Directors of the Company (the "Board"), subject to the approval of the Company's stockholders in accordance with Section 17(a) hereof.

1.       Purpose.

         The Company desires to attract and retain the best available executives and employees, officers, directors and consultants for itself and its subsidiaries and to encourage the highest level of performance by such individuals in order to serve the best interests of the Company and its stockholders. The Plan is expected to contribute to the attainment of these objectives by offering eligible individuals the opportunity to acquire stock ownership interests in the Company, and other rights with respect to stock of the Company, and to thereby provide them with incentives to put forth maximum efforts for the success of the Company and its subsidiaries.

2.       Form of Awards.

         Awards under the Plan may be granted in any one or all of the following forms: (i) Options to purchase shares of the Company's common stock, par value $.0001 per share ("Common Shares"), which options may be either incentive stock options ("ISOs") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("NSOs") which do not meet the requirements of Code Section 422 (unless otherwise indicated, references in the Plan to "Options" shall include both ISOs and
NSOs); (ii) stock appreciation rights ("SARs"), as described in Section 8, which may be awarded either in tandem with Options ("Tandem SARs") or on a stand-alone basis ("Nontandem SARs"); (iii) Common Shares which are restricted as provided in Section 10 ("Restricted Shares"); (iv) rights to receive or purchase Common Shares in the future, as described in Section 11 ("Deferred Shares"); and (v) tax offset payments ("Tax Offset Payments"), as described in Section 12.

3.       Maximum Shares Available.

         (a) Number of Shares. The maximum aggregate number of Common Shares available for award under the Plan, including Common Shares awarded as Tax Offset Payments, is 8,500,000, subject to adjustment pursuant to Section 14. Common Shares issued pursuant to the Plan may be authorized but unissued shares, issued shares reacquired by the Company, or a combination thereof. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option or any Nontandem SAR under the Plan expires unexercised or is terminated, surrendered or canceled (other than an Option which is canceled in connection with the exercise of a Tandem SAR) without being exercised in whole or in part for any reason, or any Restricted Shares or Deferred Shares are forfeited, or if such awards are settled in cash in lieu of Common Shares, then such shares or units may, at the discretion of the Committee (to the extent permissible under Rule 16b-3 under the Securities Exchange Act of



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1934 (the "Act"), if applicable) be made available for subsequent awards under the Plan, upon such terms as the Committee may determine.

4.       Administration.

         (a) Committee. The Plan shall be administered by a committee (the "Committee") appointed by the Board and consisting of not less than two (2) members of the Board; provided, that, however, (i) with respect to any grantee of an award that constitutes an "equity security" under the Act who is subject to Section 16 of the Act, the members of the Committee shall all be "non-employee" directors (within the meaning of Rule 16b-3(b)(3)(i) under the Act), and (ii) with respect to any grantee of an award that is intended by the Committee to constitute "qualified performance-based compensation" (within the contemplation of Treasury Regulation Section 1.162-27(e)(2)), who is a "covered employee" (within the meaning of Treasury Regulation Section 1.162-27(c)(2)), the members of the Committee shall all be "outside directors" (within the meaning of Treasury Regulation Section 1.162(e)(3)).

         (b) Powers of Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Shares covered by each Option, the term of each Option, the number of Common Shares to be covered by each Option and any performance objectives or vesting standards applicable to each Option,
(ii) to designate Options as ISOs or NSOs and to determine which Options, if any, shall be accompanied by Tandem SARs; (iii) to grant Tandem SARs and Nontandem SARs and to determine the terms and conditions of such rights; (iv) to grant Restricted Shares and Deferred Shares and to determine the term of the Restricted Period and Deferral Period (as such terms as defined in Sections 10 and 11, respectively) and other conditions and restrictions applicable to such shares; (v) to determine the amount of, and to make, Tax Offset Payments; and
(viii) to determine the individuals to whom, and the time or times at which, Options, SARs, Restricted Shares and Deferred Shares will be granted. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting of the Committee at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

         The Committee may delegate to one or more executive officers of the Company the authority to grant awards under this Plan to employees of the Company who, on the Date of Grant, are not subject to Section 16 of the Act and are not "covered employees" as such terms is defined for purposes of Section 162(m) of the Code, and in connection therewith to have the same powers as the Committee; provided, however, that (i) the exercise price for any Option or the purchase price of any Restricted Share or Deferred Share granted by action of an executive officer or officers pursuant to such delegation of authority shall not be less than the Fair Market Value per Common Share on the Date of Grant and
(ii) unless expressly approved in advance by the Committee, such delegation of authority shall not include the authority to accelerate vesting, extend the period for exercise or otherwise alter the terms of an award. To the extent that one or more executive officers of the Company have been authorized to grant awards under the Plan, the term "Committee" shall be deemed to refer to such executive officers.

         (c) Delegation. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable. The Committee




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may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

         (d) Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all individuals who have received awards under the Plan and all other interested persons.

         (e) Liability; Indemnification. No member of the Committee, nor any individual to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and Bylaws, as amended from time to time.

5.       Eligibility.

         Awards shall be limited to employees, officers and directors of, and consultants to, the Company and its present and future subsidiaries, and individuals who have agreed to commence serving in such capacities with the Company or its subsidiaries; provided, however, that ISOs may not be granted to any individual who is not an employee of the Company or its subsidiaries. In determining the individuals to whom awards shall be granted and the number of Common Shares to be covered by each award, the Committee shall taken into account the nature of the services rendered by such individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee in its sole discretion shall deem relevant. As used in this Plan, the term "subsidiary" shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" set forth in Section 424(f) of the Code, or any successor provision hereafter enacted.

         Individuals to whom awards have been granted by the Committee are referred to herein as "Participants." The date on which an award is granted to a Participant hereunder is as set forth in the written agreement described in
Section 16 hereof and is referred to herein as the "Date of Grant." The Date of Grant for an ISO shall not precede the date on which the individual's employment relationship with the Company or a subsidiary is established.

6.       Stock Options.

         (a) Grant of Options. Options may be granted under this Plan for the purchase of Common Shares. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine. An Option, or portion thereof, that is not designated as an ISO, or that does not satisfy all of the requirements of Section 422 of




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the Code, shall be an NSO. Successive grants may be made to a Participant regardless of whether any vested Options previously granted to such Participant remain unexercised.

         (b) Option Price. The option price of each Option to purchase Common Shares shall be determined by the Committee at the time of grant; provided, however, that the option price for an ISO shall not be less than 100 percent of the Fair Market Value (as defined in Section 17(a)) of the Common Shares subject to such ISO determined as of the Date of Grant. The option price so determined shall also be applicable in connection with the exercise of any Tandem SAR granted with respect to such Option.

         (c) Term of Options. The term of each Option granted under the Plan shall not exceed ten (10) years from the Date of Grant, subject to earlier termination as provided in Section 9, except as otherwise provided in Section 7(a) with respect to ten (10) percent stockholders of the Company.

         (d) Exercise of Options. An Option may be exercised, in whole or in part, at such time or times as the Committee shall determine. The Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by a Participant by giving written notice to the Committee stating the number of Common Shares with respect to which the Option is being exercised and tendering payment therefor. Payment for the Common Shares issuable upon exercise of the Option shall be made in full in cash, or by certified check or, if the Committee, in its sole discretion, permits, in Common Shares (valued at Fair Market Value on the date of exercise) that have been owned by a Participant for not less than six months. As soon as reasonably practicable following such exercise, a certificate representing the Common Shares purchased, registered in the name of the Participant, shall be delivered to the Participant.

         (e) Cashless Broker Exchange. The Option may, at the discretion of the Committee, provide for deferred payment of the option price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

         (f) Early Exercise of Options. The Option may, at the discretion of the Committee, as set forth in the Option Agreement for such Option (as described in Section 16), be exercisable, in part or in full, at any time prior to the vesting of such Option. Any unvested shares so purchased may be subject to repurchase rights in favor of the Company and any other restrictions the Committee determines to be appropriate.

         (g) Dividend Equivalents. On or after the Date of Grant of any NSO, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis, or the Committee may provide that dividend equivalents shall be credited against the option price.

         (h) Cancellation of SARs. Upon exercise of all or a portion of an Option, the related Tandem SARs shall be canceled with respect to an equal number of Common Shares.




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         (i) Disposition of Forfeited Stock Options. Any Common Shares subject to Options forfeited by a Participant shall not thereafter be eligible for purchase by the Participant but may be made subject to Option grants to other Participants.

         (j) Use of Promissory Notes and Loans. The Committee may, in its sole discretion, impose terms and conditions, including conditions relating to the manner and timing of payments, on the exercise of Options. Such terms and conditions may include, but are not limited to, permitting a Participant to deliver to the Company his promissory note as full or partial payment for the exercise of an Option; provided, that with respect to any promissory note given as payment or partial payment for the exercise of an ISO, all terms of such note shall be determined at the time an Option is granted and set forth in the Option Agreement. The Committee, in its sole discretion, may authorize the Company to arrange or guaranty loans to a Participant by a third party.

7.       Special Rules Applicable to ISOs.

         (a) Ten Percent Stockholder. Notwithstanding any other provision of this Plan to the contrary, no employee may receive an ISO under the Plan if such employee, at the time the award is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, unless (i) the option price for such ISO is at least 110 percent of the Fair Market Value of the Common Shares subject to such ISO on the Date of Grant and (ii) such ISO is not exercisable after the date five (5) years from the date such ISO is granted.

         (b) Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by an employee during any calendar year (under this Plan or any other plan of the Company or a subsidiary) shall not exceed $100,000.

         (c) Limitations on Time of Grants. No grant of an ISO shall be made under this Plan after the termination date set forth in Section 17(k) hereof.

8.       SARs.

         (a) Grants of SARs. Tandem SARs may be awarded by the Committee in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option. Nontandem SARs may also be granted by the Committee at any time. At the time of grant of a Nontandem SAR, the Committee shall specify the number of Common Shares covered by such right and the base price of Common Shares to be used in connection with the calculation described in Section 8(d) below. The base price of a Nontandem SAR shall be not less than 100 percent of the Fair Market Value of a Common Share on the Date of Grant. SARs shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Committee shall determine.

         (b) Limitations on Exercise. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the




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Committee may determine (which period may expire prior to the expiration date of the related Option). Upon the exercise of all or a portion of a Tandem SAR, the related Option shall be canceled with respect to an equal number of Common Shares. Common Shares subject to Options or portions thereof, surrendered upon exercise of a Tandem SAR, shall not be available for subsequent awards under the Plan. A Nontandem SAR shall be exercisable during such period as the Committee shall determine.

         (c) Surrender or Exchange of Tandem SARs. A Tandem SAR shall entitle the Participant to surrender to the Company unexercised the related Option, or any portion thereof, and to receive from the Company in exchange therefor that number of Common Shares having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) Common Share as of the date the Tandem SAR is exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of Common Shares subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.

         (d) Exercise of Nontandem SARs. The exercise of a Nontandem SAR shall entitle the Participant to receive from the Company that number of Common Shares having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) Common Share as of the date on which the Nontandem SAR is exercised over (ii) the base price of the shares covered by the Nontandem SAR, multiplied by (B) the number of Common Shares covered by the Nontandem SAR, or the portion thereof being exercised. Cash shall be delivered in lieu of any fractional shares.

         (e) Settlement of SARs. As soon as is reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full Common Shares to which the Participant is entitled pursuant to Subsection 8(c) or 8(d) hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash pursuant to Subsection 8(f), deliver to the Participant an amount in cash equal to the Fair Market Value, as of the date of exercise, of the Common Shares it would otherwise be obligated to deliver.

         (f) Cash Settlement. The Committee, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the Common Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.

9.       Effect of Termination of Employment or Service on Options.

         (a) Termination of Employment. In the event that a Participant's employment or service as a non-employee director or consultant with the Company or a subsidiary shall be terminated (for reasons other than death or disability) or in the event such Participant shall resign from employment or service as a non-employee director or consultant, vested Options and SARs held by such Participant may be exercised at any time within ninety (90) days after such employment or service ended, unless, in the case of an NSO, the exercise period is extended by the Committee; provided, however, if the Company severs the employment or service





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relationship with the Participant for "Cause" (as defined in Section 9(e)), the
Participant's right to exercise vested Options and SARs shall terminate simultaneously with such severance of employment or service. In no event, however, may an Option or SAR be exercised after the expiration date of the Option or SAR as designated by the Committee pursuant to Section 6(c) or 8(b).

         (b) Disability. In the event that a Participant's employment or service as a non-employee director or consultant with the Company or one of its subsidiaries shall be terminated as a result of the disability of the Participant (within the meaning of Section 422(c)(6) of the Code), vested Options and SARs may be exercised at any time during the first twelve (12) months after such Participant terminated employment or ceased serving as a non-employee director or consultant, unless, in the case of an NSO, the exercise period is extended by the Committee. In no event, however, may the Option or SAR be exercised after the expiration date of the Option or SAR as designated by the Committee pursuant to Section 6(c) or 8(b).

         (c) Death. If a Participant dies while employed by or serving as a non-employee director or consultant of the Company or one of its subsidiaries or within ninety (90) days after the termination of such employment or cessation of such director's term or service as a consultant, vested Options and SARs may be exercised by the Participant's estate or by the person who acquires the right to exercise such Option or SAR on his or her death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Participant's death, unless, in the case of an NSO, the exercise period is extended by the Committee. In no event, however, may the Option or SAR be exercised after the expiration date of the Option or SAR as designated by the Committee pursuant to Section 6(c) or 8(b).

         (d) Nonvested Options. Unless accelerated in accordance with Section 6(d), nonvested Options and SARs shall terminate immediately upon the Participant's termination of employment or cessation of service as a non-employee director or consultant with the Company and its subsidiaries for any reason whatsoever, including death or disability.

         (e) Cause. For purposes of the Plan, "Cause" shall mean (i) the conviction by the Participant of a felony involving an intentional act of fraud, embezzlement or theft in connection with the Participant's duties or otherwise in the course of the Participant's employment with or service for the Company or one of its subsidiaries; (ii) intentional and wrongful damaging of property, contractual interests or business relationships of the Company or its subsidiaries; (iii) intentional and wrongful disclosure of secret processes or confidential information of the Company or its subsidiaries in violation of any agreement with or policy of the Company or subsidiary; and (iv) intentional conduct constituting a material violation of a policy or practice generally applicable to employees of the Company or its subsidiaries, where the consequences of such violation have, or are reasonably likely to have, a significant adverse effect on the Company or its subsidiaries.

10.      Restricted Shares.

         (a) Grant of Restricted Shares. The Committee may from time to time cause the Company to grant or sell Restricted Shares under the Plan to Participants, subject to such restrictions, conditions and other terms as the Committee may determine. Each grant or sale




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may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value of the Common Shares on the Date of Grant.

         (b) Restrictions. (a) At the time a grant or sale of Restricted Shares is made, the Committee shall establish a period of time (the "Restricted Period") applicable to such Restricted Shares. Each grant or sale of Restricted Shares may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a grant or sale is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Shares. Except as provided in the last sentence of this Subsection (b), the Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares. With respect to grants of Restricted Shares intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, the Committee shall have no discretion to shorten or terminate the Restricted Period or to waive any other restrictions applicable to all or a portion of such Restricted Shares.

         (c) Restricted Stock Certificates. If the Committee deems it necessary or appropriate, the Company may issue, in the name of each Participant to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares to the Participant, provided that such certificates bear an appropriate legend or other restriction on transfer. The Secretary of the Company shall hold such certificates, properly endorsed for transfer, for the Participant's benefit until such time as the Restricted Shares are forfeited to the Company, or the restrictions lapse.

         (d) Rights of Holders of Restricted Shares. Except as determined by the Committee either at the time Restricted Shares are awarded or at any time thereafter prior to the lapse of the restrictions, holders of Restricted Shares shall have the right to vote such shares and to receive any dividends with respect to such shares, and all other ownership rights, subject to the restrictions of Subsection (a). All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any stock split-up, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Section 10.

         (e) Forfeitures. Except as the Committee may at any time provide, any Restricted Shares granted to a Participant pursuant to the Plan shall be forfeited if the Participant terminates employment with, or ceases to serve as a non-employee director of or consultant to, the Company or its subsidiaries prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon such forfeiture, the Secretary of the Company shall either cancel or retain in its treasury the Restricted Shares that are forfeited to the Company.

         (f) Delivery of Restricted Shares. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the





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restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be.

         (g) Performance-Based Objectives. At the time of the grant of Restricted Shares to a Participant, and prior to the beginning of the performance period to which performance objectives relate, the Committee may establish performance objectives based on any one or more of the following: price of Common Stock, shareholder return, return on equity, return on investment, return on capital, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, earnings per share, market share or such other factors as the Committee deems appropriate and that will qualify under Section 162(m) of the Code. These factors shall have a minimum performance standard below which, and a maximum performance standard above which, no payments will be made. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures. The Committee may not use any discretion to modify award results except as permitted under Section 162(m) of the Code.

11.      Deferred Shares.

         (a) Award of Deferred Shares. The Committee may authorize grants or sales of Deferred Shares to Participants upon such terms and conditions as the Committee may determine. Each grant or sale shall constitute the agreement by the Company to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period, as defined in Subsection 11(b) below, of such conditions as the Committee may specify. Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value of a Common Share on the Date of Grant.

         (b) Deferred Period. Each grant or sale shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be determined by the Committee on the Date of Grant. During the Deferral Period, the Participant shall not have any rights of ownership in the Deferred Shares, shall not have any right to vote the Deferred Shares and, except as provided in
Section 13, shall not have any right to transfer any rights under the subject award, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on the Deferred Shares in cash or additional Common Shares on a current, deferred or contingent basis.

12.      Tax Offset Payments.

         The Committee shall have the authority at the time of any award under this Plan or anytime thereafter to make Tax Offset Payments to assist Participants in paying income taxes incurred as a result of their participation in this Plan. The Tax Offset Payments, which, if awarded, may be in cash or Common Shares, shall be determined by multiplying a percentage




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established by the Committee by all or a portion (as the Committee shall determine) of the taxable income recognized by a Participant upon (i) the exercise of an NSO or an SAR, (ii) the disposition of shares received upon exercise of an ISO, (iii) the lapse of restrictions on Restricted Shares or (iv) the transfer of Common Shares following the expiration of a Deferral Period. The percentage shall be established, from time to time, by the Committee at that rate which the Committee, in its sole discretion, determines to be appropriate and in the best interests of the Company to assist Participants in paying income taxes incurred as a result of the events described in the preceding sentence. Tax Offset Payments shall be subject to the restrictions on transferability under Section 13.

13.      Transferability.

         No Option or SAR may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option or SAR shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or an SAR not specifically permitted herein shall be null and void and without effect. An Option or SAR may be exercised by a Participant only during his or her lifetime, or following his or her death as provided for in Section 9.

         Notwithstanding the provisions of this Section 13, Options (other than ISOs), SARs, Restricted Shares and Deferred Shares shall be transferable by a Participant, without payment of consideration therefor by the transferee, to any one or more members of the Participant's immediate family (or to one or more trusts established solely for the benefit of one or more members of the Participant's immediate family or to one or more partnerships in which the only partners are members of the Participant's immediate family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Committee and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant. For purposes of this Section 13, "immediately family" shall have the meaning ascribed thereto by Rule 16(a)-1(e) under the Act.

14.      Adjustments for Changes in Capitalization.

         In the event any changes are made to the number of Common Shares (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of ten percent (10%) at any single time, stock split, combination of shares, exchange of shares, change of corporate structure or otherwise), appropriate adjustments shall be made in: (i) the number of Common Shares theretofore made subject to grants of Options, SARs, Restricted Shares or Deferred Shares, and in the purchase price of said Options, SARs, Restricted Shares or Deferred Shares; and (ii) the aggregate number of Common Shares pursuant to which grants of Options, SARs, Restricted Shares or Deferred Shares may be made. If any of the foregoing adjustments shall result in a fractional share, the fraction shall be disregarded, and the Company shall have no obligation to make any cash or other payment with respect to such a fractional share.




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

15.      Amendment and Termination.

         The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would materially increase the aggregate number of Common Shares which may be issued under the Plan shall be subject to the approval of the Company's stockholders, except that any such increase or modification that may result from adjustments authorized by Section 14 does not require such approval. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the Plan may, without the consent of the Participant to whom an award shall theretofore have been granted, adversely affect the rights of such Participant under such award.

16.      Written Agreement.

         Each award of Options, Stock Appreciation Rights, Restricted Shares, Deferred Shares and Tax Offset Payments shall be evidenced by a written agreement ("Option Agreement"), executed by the employee and the Company, and containing such restrictions, terms and conditions, if any, as the Committee may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

17.      Miscellaneous Provisions.

         (a) Stockholder Approval. The stockholders of the Company shall duly approve this

         Plan within twelve (12) months after its adoption by the Board. If such stockholder approval is not obtained, then any grants made hereunder shall be automatically rescinded.

         (b) Fair Market Value. For purposes of the Plan, "Fair Market Value" shall mean (i) if the Common Shares are listed on an established stock exchange or exchanges (including for this purpose, the NASD National Market), the closing price quoted on the NASD National Market or such similar exchange, as the case may be, on the date in question and determined by the Committee, or, if no sale price was quoted in any such Index for such date, then as of the next preceding date on which such a sale price was quoted; (ii) if the Common Shares are not then listed on an exchange or the NASDAQ National Market, the average of the closing bid and asked prices per share for the stock in the over-the-counter market as quoted on The NASDAQ Small Cap or OTC Electronic Bulletin Board, as appropriate, on such date; (iii) if the Common Shares are not then listed on an exchange or quoted in the over-the-counter market, an amount determined in good faith by the Board or the Committee; provided, however, that when appropriate, the Committee, in determining Fair Market Value of the Common Shares, may take into account such factors as it may deem appropriate under the circumstances. Notwithstanding the foregoing, the Fair Market Value of Common Stock for purposes of grants of ISOs shall be determined in compliance with applicable provisions of the Code.

         (c) Tax Withholding. The Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements, or to deduct from all payments under this Plan, including Tax Offset Payments, amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to a Participant in cash, such




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payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. The Committee may, in its discretion, permit a Participant to satisfy his or her tax withholding obligation either by
(i) surrendering shares owned by the Participant or (ii) having the Company withhold from shares otherwise deliverable to the Participant. Shares surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

         (d) Compliance With Section 16(b) and Section 162(m). In the case of Participants who are or may be subject to Section 16 of the Act, it is the intent of the Company that any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Act. If any award hereunder is intended to qualify as performance-based for purposes of Section 162(m) of the Code, the Committee shall not exercise any discretion to increase the payment under such award except to the extent permitted by Section 162(m) and the regulations thereunder.

         (e) Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company. In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law.

         (f) General Creditor Status. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or legal representative of such Participant. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

         (g) No Right to Employment. Nothing in the Plan or in any written agreement entered into pursuant to Section 16, nor the grant of any award, shall confer upon any Participant any right to continue in the employ of the Company or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Company or a subsidiary to modify the terms of or terminate such Participant's employment at any time.

         (h) Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (i) to the Participant at the Participant's address as set forth in the books and records of the Company or its subsidiaries, or (ii) to the Company or the Committee at the principal office of the Company.

         (i) Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         (j) Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

         (k) Term of Plan. Unless earlier termination pursuant to Section 16 hereof, the Plan shall terminate on the earlier of the tenth (10th) anniversary of the date of adoption of the Plan by the Board or June 14, 2010.



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